EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

PASADENA, CA – March 2, 2015 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions (the “Company”), announced today that it has commenced an underwritten public offering of 4,400,000 shares of its common stock. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 660,000 shares of common stock.

The Company expects to use the net proceeds of this offering to pay down indebtedness and for general corporate purposes, which may include potential business acquisitions and lease fleet purchases.

Oppenheimer & Co. Inc. is acting as lead book-running manager for the offering. KeyBanc Capital Markets, Inc. and Sterne, Agee & Leach Inc. are acting as book-running managers and D.A. Davidson & Co. is acting as co-manager for the offering.

These securities are being offered pursuant to an effective shelf Registration Statement on Form S-3 that has been filed with the Securities and Exchange Commission. A preliminary prospectus supplement and the accompanying base prospectus related to the offering have been filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY  10004, Phone: (212) 667-8563, Email: EquityProspectus@opco.com

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer or a solicitation of any offer to buy, or a sale of, these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of majority-owned Royal Wolf Holdings Limited, the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. and Lone Star Tank Rental Inc., providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns 90% of Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers in North America.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Cautionary Statement about Forward-Looking Information

Statements in this press release contain “forward-looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see General Finance Corporation’s filing with the SEC for certain other factors that may affect forward-looking information.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
310-622-8223